         (Northstar Trust Logo appears here and wording read as follows)
                                   NORTHSTAR
                                     TRUST

                         ANNUAL REPORT TO SHAREHOLDERS
                                OCTOBER 31, 1996


              (Graphics picture of Northstar brochure appears here)

    NORTHSTAR TRUST
    ANNUAL REPORT,
    October 31, 1996

                                                (Northstar logo appears here)

Dear Shareholders:

We are pleased to provide you with the annual report of the Northstar Trust for the year ended October 31, 1996. We are gratified with your decision to entrust your assets to the Northstar Funds and are confident that we can assist you in reaching your financial objectives. Our goal is to provide you with long term, consistent, and superior investment results through fundamental research, analysis, and traditional investment disciplines. Following this letter is a summary of the results of each Fund by their respective portfolio manager. We hope you will find it informative.

During the past twelve months the U.S. financial markets have been strongly supported by moderate growth in the economy, higher corporate profits, and subdued inflation. Concerns that a slowdown late in 1995 would turn into a recession in 1996 were dispelled as spending for housing and autos remained strong bolstered by favorable interest rates, mortgage refinancing, consumer credit, and tax refunds. The stock market began to reflect this in February, rising sharply and broadening out to include small capitalization stocks, not just the short list of blue chips that dominated late 1995 and early 1996. Likewise, the high yield bond market benefited from narrowing yield spreads over U.S. Treasuries and rising confidence resulting in excellent relative performance. A mid-year correction occurred, brought on by strong second quarter growth igniting fears of inflation and profit margin pressure. It proved short lived as the third quarter returned to a slower growth path with subdued inflation.

Now in November, the S&P 500 is at a record high and long term government bonds yield about 6.5%. The strength in equities is again centered on blue chips. Looking into 1997 the investment environment continues to be favorable. There does not appear to be the type of excesses present which would necessitate either a recession or an overheated inflation condition. The political situation suggests further progress on the federal deficit, restrained spending, and possibly some tax cuts. Personal incomes are rising and consumer sentiment is favorable. U.S. trading partners are expected to see faster growth in 1997. Monetary policy is neutral and could be eased if necessary.

We note with great conviction that attempts to "time" the market often prove counterproductive. Investors are strongly urged to focus on the long term. Consistent disciplined investing is the proven method of achieving attractive returns and meeting your financial objectives. We continue to support this philosophy and look forward to serving your investment needs in the future.

Sincerely,
(Signature of Mark L. Lipson
        appears here)
Mark L. Lipson
President
December 6, 1996

                 (This page has been left blank intentionally)

                        (Photo of John W. Fisher    (Photo of Margaret D. Patel
                              appears here)                 appears here)
                             JOHN W. FISHER               MARGARET D. PATEL

                                                (Northstar logo appears here)


    NORTHSTAR
    INCOME AND GROWTH FUND

THE MARKETS
    (Bullet) In the twelve months ended October 31, 1996, the backdrop for financial markets remained favorable. The economy continued to grow at around a 3% annual rate, interest rates increased only slightly, and corporate profits advanced moderately.
    (Bullet) The equity market indexes reflected these positive trends, and staged strong broad-based advances. The Dow Jones Industrial Index was up 26.8%; the S&P, up 21.3%; and the NASDAQ, an increase of 17.9%.
    (Bullet) The economy should continue to advance over the balance of 1996 and into 1997 as business conditions remain healthy, unemployment rates are historically low, and interest rates recede from their yearly highs in the summer. With the consumer debt burden historically high; however, gains based on strong consumer spending may become muted.

THE FUND
    (Bullet) The Fund's Class A shares had a total rate of return of 14.5% for the twelve months ended October 31, 1996. This performance may be compared to the average Lipper Balance Fund gain of 14.0%. The Fund's increase in share price was due primarily to the performance of its equity holdings, comprising approximately 54% to 57% of total assets in the period. In addition, the Funds fixed income holdings included many convertible issues, which provided above average yield, along with some capital appreciation as their underlying equities rose in price.
    (Bullet) Equity gains were lead by the Fund's holding of very high quality large capitalization, dividend paying common stocks, which benefited as investors moved to more conservative stocks over the year. Energy, financial, telecommunications, and industrial holdings contributed strong performance to the Fund.

CURRENT STRATEGY
    (Bullet) We expect the major stock market indices may register further gains over the near term, but believe market results may not be evenly spread among industries. Individual stock selection based on specific company fundamentals ought to prove important to achieving performance goals. We continue to favor energy, industrial, and financial stocks which we believe are positioned to do well in a climate of moderate economic growth.

FUND INFORMATION (ALL DATA ARE AS OF 10/31/96)

TOP 10 HOLDINGS
NAME                              % FUND


    1      GNMA 6.50%              7.3%

    2      General Electric Co.    4.3%

    3      3M                      4.2%

    4      Eastman Kodak Co.       3.9%


    5      Philip Morris Co.       3.4%

    6      J.P. Morgan             3.1%

    7      Merrill Lynch Co.
          ("Cox Comm.") Cv. Pfd.  2.7%

    8      du Pont                 2.6%

          Occidental Petr. Cv
    9      Pfd.                    2.3%


   10      SFX Broad. Cv Pfd.      2.2%

                                  36.0%

TOP 5 INDUSTRIES
(by percentage of net asset)

U.S. Government &
Agencies                10.9%

Oil & Gas               8.9%

Energy                  8.3%

Banking                 7.5%

Electrical &
Electronic Equip.       6.2%

SEC AVERAGE ANNUAL RATES OF RETURN
(at maximum applicable sales
charge)


            Inception          1 year

Class A      8.04%            9.08%
Class B      6.52%            8.60%
Class C      8.90%           12.68%


CUMULATIVE TOTAL RETURNS
(do not reflect sales charge)

          Inception          1 year

Class A     32.20%           14.48%
Class B     21.80%           13.60%
Class C     25.03%           13.68%

    NORTHSTAR
    INCOME AND GROWTH FUND


         COMPARISON OF CHANGE IN VALUE OF A $10,000 INVESTMENT IN THE NORTHSTAR INCOME AND GROWTH FUND AND COMPARATIVE INDICES FROM INCEPTION OF EACH CLASS OF SHARES THROUGH THE FUND'S FISCAL YEAR END.

    In accordance with the reporting requirements of the Securities and Exchange Commission, the following data is supplied for the fiscal year ended October 31, 1996, with all distributions reinvested in shares. The average annualized total return for Class A shares of 8.04% for the period since the Fund's inception of November 8, 1993 reflects payment of the maximum sales charge of 4.75%. Average annualized total returns of 6.52% and 8.90% since inception for Class B and Class C shares of February 9, 1994 and March 21, 1994, respectively, reflect applicable contingent deferred sales charges (maximum contingent deferred sales charge for Class B shares of 5.00% declines to 0% after five years; and maximum charge for Class C shares is 1.00% during the first year of investment only). All performance data shown represents past performance, and should not be considered indicative of future performance.

          (Chart of Northstar Income and Growth Fund--Class A and its plotting points are as follows:)


          (Chart of Northstar Income and Growth Fund--Class B and its plotting points are as follows:)


          (Chart of Northstar Income and Growth Fund--Class C and its plotting points are as follows:)

    NORTHSTAR INCOME AND GROWTH FUND
    PORTFOLIO OF INVESTMENTS
    October 31, 1996
                                                (Northstar logo appears here)

Industry                                                         $ Value                            % of Fund Portfolio
Aerospace                                                   $  7,504,125                               3.46           %
Automotive                                                     8,220,188                               3.79
Banking                                                       16,269,238                               7.50
Broadcasting                                                   7,129,560                               3.29
Chemicals                                                     10,146,250                               4.68
Communications                                                 5,812,500                               2.68
Computers                                                      2,854,860                               1.31
Consumer Products                                             13,250,304                               6.11
Data Management                                                1,200,000                               0.55
Electrical & Electronic Equipment                             13,523,995                               6.24
Energy                                                        17,880,242                               8.25
Healthcare/Pharmaceuticals                                     9,969,220                               4.60
Hotels                                                         3,055,883                               1.41
Insurance                                                      1,419,990                               0.65
Marine                                                         2,787,750                               1.29
Oil & Gas                                                     19,385,768                               8.94
Paper & Forest Products                                        3,284,375                               1.51
Photography                                                    8,373,750                               3.86
Real Estate Investment Trust                                     972,928                               0.45
Retail                                                         6,456,875                               2.98
Scientific                                                       496,560                               0.23
Security                                                       3,658,886                               1.69
Telecommunications                                             4,185,000                               1.93
Tobacco                                                        9,431,250                               4.35
Transportation                                                 5,044,031                               2.33
U.S. Government & Agencies                                    23,572,977                              10.87
Waste Management                                               1,687,000                               0.78
Repurchase Agreements                                         13,386,270                               6.17
Liabilities in excess of other assets                         (4,128,973)                             (1.90)
Net Assets                                                  $216,830,802                             100.00           %

PROXY RESULTS (UNAUDITED)
    During the year ended October 31, 1996, Income and Growth Fund shareholders voted on the following proposal. The proposal was approved at a special meeting of shareholders on July 15, 1996.

                                                                     Shares          Shares
                                                                     Voted            Voted
                                                                      For            Against        Abstentions
To approve the Sub-Advisory agreement between Northstar
Investment Management Corp., adviser to the Fund, and
Wilson/Bennett Capital Management, Inc.                            10,153,158       1,150,883         469,234

                                                     (Photo of Thomas Ole Dial
                                                            appears here)
                                                           THOMAS OLE DIAL

    NORTHSTAR
    HIGH TOTAL RETURN FUND

THE MARKETS

    (Bullet) It is widely agreed that the Federal Reserve's interest rate policies helped the U.S. economy maintain an ideal blend of moderate growth and inflation in the last 12 months, although there were fears of both inflation and recession along the way. Despite gyrating between 5.9% and 7.2%, the yield on the long bond ended at 6.6%, after starting at 6.3%. Meanwhile, irregular but sustained growth in the U.S. economy and in corporate profits sent stock prices to record levels throughout 1996, with all the major averages returning 18.0% or more.

    (Bullet) Prices of domestic and foreign high yield bonds rose much more than those of investment grade and government bonds in the last 12 months. Higher rated bond prices were buffeted by inflation fears that affected higher coupon issues to a lesser extent. Since domestic high yield bond prices are influenced by the amount of equity below them, those bonds were further boosted by higher stock valuations.

THE FUND

    (Bullet) For the twelve month period ending October 31, 1996, the total return of the Fund's Class A shares was 18.1%; the Lipper Fixed Income Fund average was 11.6%. The Fund's superior performance promoted sales that led to a 290% increase in its net assets, which rose from $196 million to $569 million.

    (Bullet) The Fund's performance was enhanced by changes in portfolio allocations that anticipated changes in the markets. We underweighted investments in the retail, gaming, and cyclical industries (e.g., steel, chemicals, and paper). However, we earned high returns on increased investments in the telecommunications, alternative energy, healthcare, cable, and broadcasting industries and in emerging markets sovereign and corporate bonds.

    (Bullet) Bonds that were issued with equity securities or rights attached
             ("equity kickers") contributed significantly to the Fund's high returns (e.g., American Comm., Echostar, Geotek, Heartland Wireless and Source Media).

CURRENT STRATEGY

    (Bullet) Continue above-average exposure in non-cyclical industries and in bonds that have equity kickers.

    (Bullet) As the opportunities to take advantage of trends in sectors decline, we will increase our focus on spreads among individual securities with different risk profiles/ratings and invest in securities with the best relative values.
FUND INFORMATION (ALL DATA ARE AS OF 10/31/96)


TOP 10 HOLDINGS
NAME                            % FUND


    1      Heartland Wireless    2.0%

    2      First Nationwide      1.9%

    3      Multicanal Particip.  1.9%

    4      Paging Network        1.9%

    5      CalEnergy             1.8%

    6      Central Rents         1.8%

    7      Clark USA             1.8%
          Lenfest
    8      Communication         1.8%

    9      Rogers Cablesystems   1.8%

   10      Trump Atlantic City   1.8%
                                18.5%

TOP 5 INDUSTRIES
(by percentage of net assets)

Telecommunication  20.8%

Cable              11.3%

Misc. Services     6.8%

Broadcasting/Cable 6.1%

Oil & Gas          5.0%

SEC AVERAGE ANNUAL RATES OF RETURN
(at maximum applicable sales
charge)

            Inception       1 year

Class A        7.25%        12.62%
Class B        5.66%        12.08%
Class C        7.82%        16.28%


CUMULATIVE TOTAL RETURNS
(do not reflect sales charge)

            Inception       1 year
Class A       29.35%        18.14%
Class B       18.98%        17.08%
Class C       21.81%        17.28%

    NORTHSTAR
    HIGH TOTAL RETURN FUND
                                                (Northstar logo appears here)

         COMPARISON OF CHANGE IN VALUE OF A $10,000 INVESTMENT IN THE NORTHSTAR HIGH TOTAL RETURN FUND AND COMPARATIVE INDICES FROM INCEPTION OF EACH CLASS OF SHARES THROUGH THE FUND'S FISCAL YEAR END.

    In accordance with the reporting requirements of the Securities and Exchange Commission, the following data is supplied for the fiscal year ended October 31, 1996, with all distributions reinvested in shares. The average annualized total return for Class A shares of 7.25% for the period since the Fund's inception of November 8, 1993 reflects payment of the maximum sales charge of 4.75%. Average annualized total returns of 5.66% and 7.82% since inception for Class B and Class C shares of February 9, 1994 and March 21, 1994, respectively, reflect applicable contingent deferred sales charges (maximum contingent deferred sales charge for Class B shares of 5.00% declines to 0% after five years; and maximum charge for Class C shares is 1.00% during the first year of investment only). All performance data shown represents past performance, and should not be considered indicative of future performance.

          (Chart of Northstar High Total Return Fund--Class A and its plotting points are as follows:)


          (Chart of Northstar High Total Return Fund--Class B and its plotting points are as follows:)


          (Chart of Northstar High Total Return Fund--Class C and its plotting points are as follows:)

    NORTHSTAR INCOME AND GROWTH FUND
    PORTFOLIO OF INVESTMENTS
    OCTOBER 31, 1996

Security                                                                    Shares                       Value
COMMON STOCKS -- 55.86%
AEROSPACE -- 3.46%
AlliedSignal, Inc.                                                          32,000                $  2,096,000
Boeing Co.                                                                  32,000                   3,052,000
United Technologies Corp.                                                   18,300                   2,356,125
                                                                                                     7,504,125
AUTOMOTIVE -- 3.79%
Chrysler Corp.                                                              86,000                   2,891,750
Ford Motor Co.                                                              80,000                   2,500,000
General Motors Corp.                                                        52,500                   2,828,438
                                                                                                     8,220,188
BANKING -- 7.50%
Bankers Trust N.Y. Corp.                                                    45,000                   3,802,500
Citicorp                                                                    23,800                   2,356,200
J. P. Morgan & Co., Inc.                                                    78,200                   6,754,525
Mellon Bank Corp.                                                           29,100                   1,895,138
NationsBank Corp.                                                           15,500                   1,460,875
                                                                                                    16,269,238
CHEMICALS -- 4.68%
Dow Chemical Co.                                                            25,000                   1,943,750
du Pont (E. I.) De Nemours & Co.                                            60,000                   5,565,000
Eastman Chemical Co.                                                        50,000                   2,637,500
                                                                                                    10,146,250
COMPUTERS -- 0.84%
Lucent Technologies, Inc.                                                   38,890                   1,827,830
CONSUMER PRODUCTS -- 6.11%
Imation Corp. @                                                              8,000                     219,000
Kimberly-Clark Corp.                                                        41,140                   3,836,304
Minnesota, Mining & Manufacturing Co.                                      120,000                   9,195,000
                                                                                                    13,250,304
ELECTRICAL & ELECTRONIC EQUIPMENT -- 4.29%
General Electric Co.                                                        96,100                   9,297,675
HEALTHCARE/PHARMACEUTICALS -- 3.15%
Bristol-Myers, Squibb Co.                                                   33,000                   3,489,750
Merck & Co., Inc.                                                           45,000                   3,335,625
                                                                                                     6,825,375

    NORTHSTAR INCOME AND GROWTH FUND
    PORTFOLIO OF INVESTMENTS
    OCTOBER 31, 1996
                                                (Northstar logo appears here)

Security                                                                    Shares                       Value
OIL & GAS -- 8.94%
Amoco Corp.                                                                 36,190                $  2,741,393
Chevron Corp.                                                               70,000                   4,602,500
Exxon Corp.                                                                 52,500                   4,652,812
Mobil Corp.                                                                 35,000                   4,086,250
Texaco, Inc.                                                                32,500                   3,302,813
                                                                                                    19,385,768
PAPER & FOREST PRODUCTS -- 1.51%
International Paper Co.                                                     50,000                   2,137,500
Weyerhaeuser Co.                                                            25,000                   1,146,875
                                                                                                     3,284,375
PHOTOGRAPHY -- 3.86%
Eastman Kodak Co.                                                          105,000                   8,373,750
RETAIL -- 1.45%
Sears, Roebuck & Co.                                                        65,000                   3,144,375
TELECOMMUNICATIONS -- 1.93%
A T & T Corp.                                                              120,000                   4,185,000
TOBACCO -- 4.35%
Philip Morris Cos., Inc.                                                    80,000                   7,410,000
RJR Nabisco Holdings Corp.                                                  70,000                   2,021,250
                                                                                                     9,431,250
TOTAL COMMON STOCKS
(cost $106,682,215)                                                                                121,145,503
CONVERTIBLE PREFERRED STOCKS -- 13.90%
BROADCASTING -- 3.29%
Cablevision Systems Corp., 8.50%                                           115,000                   2,343,125
SFX Broadcasting, Inc., 6.50%                                               85,000                   4,786,435
                                                                                                     7,129,560
COMMUNICATIONS -- 2.68%
Merrill Lynch Co., ("Cox Communications") 6.00% due 6/01/99 (1)            300,000                   5,812,500
ELECTRICAL & ELECTRONIC EQUIPMENT -- 0.89%
Westinghouse Electric Corp., $1.30 #                                       120,000                   1,936,920
ENERGY -- 5.51%
Enron Corp., 6.25% (2)                                                      78,000                   1,911,000
MCN Corp., 8.75% (3)                                                        82,500                   2,268,750
Noram Financing, 6.25%                                                      43,000                   2,741,250
Occidental Petroleum Corp., $3.875 #                                        85,500                   5,019,192
                                                                                                    11,940,192
RETAIL -- 1.53%
Tyco Toys, Inc., $0.4125                                                   500,000                   3,312,500
TOTAL CONVERTIBLE PREFERRED STOCKS
(cost $30,386,716)                                                                                  30,131,672

    NORTHSTAR INCOME AND GROWTH FUND
    PORTFOLIO OF INVESTMENTS
    OCTOBER 31, 1996

Security                                                     Shares/Principal Amount                       Value
EXCHANGEABLE NOTES -- 0.86%
ENERGY -- 0.86%
Atlantic Richfield Corp.
9.00%, Exchangeable Notes, 9/15/97 (4)                                        86,000                $  1,859,750
TOTAL EXCHANGEABLE NOTES
(cost $2,383,202)                                                                                      1,859,750
CONVERTIBLE BONDS -- 11.77%
COMPUTERS -- 0.47%
Apple Computer, Inc.
6.00%, Subordinated Notes, 6/01/01 #                                      $1,000,000                   1,027,030
DATA MANAGEMENT -- 0.55%
National Data Corp.
5.00%, Subordinated Notes, 11/01/03                                        1,200,000                   1,200,000
ELECTRICAL & ELECTRONIC EQUIPMENT -- 1.06%
Richey Electronics, Inc.
7.00%, Subordinated Notes, 3/01/06 #                                       1,220,000                   1,091,900
S3, Inc.
5.75%, Subordinated Notes, 10/01/03 #                                      1,000,000                   1,197,500
                                                                                                       2,289,400
ENERGY -- 1.88%
Pogo Producing Co.
5.50%, Subordinated Notes, 6/15/06 #                                       3,350,000                   4,080,300
HEALTHCARE/PHARMACEUTICALS -- 1.45%
Healthsource, Inc.
5.00%, Sr. Notes, 3/01/03 #                                                1,700,000                   1,356,056
Sierra Health Services, Inc.
7.50%, Debentures, 9/15/01                                                 1,920,000                   1,787,789
                                                                                                       3,143,845
HOTELS -- 1.41%
Hilton Hotels Corp.
5.00%, Subordinated Notes, 5/10/06                                         2,750,000                   3,055,883
MARINE -- 1.29%
Seacor Holdings, Inc.
5.375%, Subordinated Notes, 11/15/06                                       2,700,000                   2,787,750
REAL ESTATE INVESTMENT TRUST -- 0.45%
Meditrust
7.50%, Debentures, 3/01/01                                                   940,000                     972,928

    NORTHSTAR INCOME AND GROWTH FUND
    PORTFOLIO OF INVESTMENTS
    OCTOBER 31, 1996
                                                (Northstar logo appears here)

Security                                                           Principal Amount                       Value
SCIENTIFIC -- 0.23%
Thermo Instrument Systems, Inc.
4.50%, Debentures, 10/15/03 #                                            $  500,000                $    496,560
SECURITY -- 1.69%
Protection One, Inc.
6.75%, Sr. Subordinated Notes, 9/15/03                                    3,850,000                   3,658,886
TRANSPORTATION -- 0.51%
Alaska Air Group, Inc.
6.50%, Sr. Unsecured Debentures, 6/15/05                                    975,000                   1,112,719
WASTE MANAGEMENT -- 0.78%
United Waste Systems, Inc.
4.50%, Subordinated Notes, 6/01/01                                        1,400,000                   1,687,000
TOTAL CONVERTIBLE BONDS
(cost $24,166,342)                                                                                   25,512,301
CORPORATE BONDS & NOTES -- 2.47%
INSURANCE -- 0.66%
Leucadia National Corp.
8.25%, Sr. Subordinated Notes, 6/15/05                                    1,375,000                   1,419,990
TRANSPORTATION -- 1.81%
Continental Airlines, Inc.
7.82%, Pass-Thru Certificates, 4/15/15                                    3,850,000                   3,931,312
TOTAL CORPORATE BONDS & NOTES
(cost $5,289,433)                                                                                     5,351,302
U.S. GOVERNMENT & AGENCIES -- 10.87%
Government National Mortgage Association
  6.50%, 10/15/23                                                         2,603,002                   2,507,810
  6.50%, 2/15/26                                                         22,011,189                  21,065,167
TOTAL U.S. GOVERNMENT & AGENCIES
(cost $24,472,363)                                                                                   23,572,977
TOTAL INVESTMENT SECURITIES -- 95.73%
(cost $193,380,271)                                                                                 207,573,505
REPURCHASE AGREEMENT -- 6.17%
Agreement with Bear Stearns bearing interest at 5.47% dated
10/31/96, to be repurchased 11/01/96 in the amount of
$13,388,304 and collateralized by $2,150,000 U.S. Treasury
Notes, 7.50% due 11/15/01, $2,301,000 U.S. Treasury Notes, 6.25%
due 2/15/03, $3,605,000 U.S. Treasury Notes, 6.50% due 5/15/05, X
$1,700,000 U.S. Treasury STRIPS, due 8/15/08, and $3,849,000
U.S. Treasury Bonds, 7.875% due 02/15/21, value $13,655,515
(cost $13,386,270)                                                       13,386,270                  13,386,270
LIABILITIES IN EXCESS OF OTHER ASSETS -- (1.90)%                                                     (4,128,973)
NET ASSETS -- 100.00%                                                                              $216,830,802

@  Non-income producing.
#   Sales restricted to qualified institutional investors.
(1)  STRYPES -- Structured Yield Product Exchangeable For Stock.
(2) Mandatory conversion on 12/13/98 into shares of Enron Oil & Gas common stock.
(3)  PRIDES -- Preferred Redeemable Increased Dividend Equity Securities.
(4) Mandatory conversion on 9/15/97 into shares of Lyondell Petrochemical Co. common stock.

See accompanying notes to financial statements.

    NORTHSTAR HIGH TOTAL RETURN FUND
    PORTFOLIO OF INVESTMENTS
    OCTOBER 31, 1996

Security                                                       Principal Amount/Units                      Value
CORPORATE BONDS & NOTES -- 78.46%
DOMESTIC CORPORATE BONDS & NOTES -- 57.51%
AEROSPACE/DEFENSE -- 0.75%
Simula, Inc.
10.00%, Sr. Subordinated Notes, 9/15/99                                    $4,250,000               $  4,271,250
BROADCASTING/CABLE -- 2.41%
Commodore Media, Inc.
7.50/13.25%, Sr. Subordinated Notes, 5/01/03 $                              5,715,000                  5,943,600
SFX Broadcasting, Inc.
10.75%, Sr. Subordinated Notes, 5/15/06                                     7,500,000                  7,762,500
                                                                                                      13,706,100
CABLE -- 6.89%
CAI Wireless Systems, Inc.
12.25%, Sr. Notes, 9/12/02                                                  9,000,000                  8,685,000
CS Wireless Systems, Inc.
0/11.375%, Units, 3/01/06 # $ (1)                                               3,000                  5,580,000
Heartland Wireless Communications, Inc.
13.00%, Sr. Notes, 4/15/03                                                 10,333,000                 11,133,807
Lenfest Communications, Inc.
10.50%, Sr. Subordinated Notes, 6/15/06                                    10,000,000                 10,075,000
UIH Australia/Pacific, Inc.
0/14.00%, Sr. Discount Notes, 5/15/06 $                                     7,000,000                  3,710,000
                                                                                                      39,183,807
CONSUMER PRODUCTS -- 1.61%
International Semi-Tech Corp.
0/11.50%, Sr. Secured Discount Notes, 8/15/03 $                             5,900,000                  3,672,750
Source Media, Inc.
13.00%, Sr. Secured Notes, 3/31/01 (2)(3)                                   5,326,805                  5,486,609
                                                                                                       9,159,359
ENTERTAINMENT -- 0.86%
Cinemark U.S.A., Inc.
9.625%, Sr. Subordinated Notes, 8/01/08 #                                   5,000,000                  4,900,000
FINANCE -- 4.50%
Central Rents, Inc.
12.875%, Sr. Notes, 12/15/03                                               10,050,000                 10,301,250
First Nationwide Bank, FSB
10.625%, Sr. Subordinated Notes, 10/01/03 #                                10,000,000                 10,525,000
Ocwen Financial Corp.
11.875%, Notes, 10/01/03                                                    4,500,000                  4,781,250
                                                                                                      25,607,500
FOOD -- 0.44%
International Home Foods, Inc.
10.375%, Sr. Subordinated Notes, 11/01/06 #                                 2,450,000                  2,480,625
GROCERY -- 1.32%
Dairy Mart Convenience Stores, Inc.
10.25%, Sr. Subordinated Notes, 3/15/04                                     7,795,000                  7,522,175

    NORTHSTAR HIGH TOTAL RETURN FUND
    PORTFOLIO OF INVESTMENTS
    OCTOBER 31, 1996
                                                (Northstar logo appears here)

Security                                                       Principal Amount/Units                      Value
HEALTHCARE -- 1.34%
Intracel Corp.
8.00/11.00%, Sr. Notes, 12/31/00 $ (2)                                     $6,648,468               $  5,609,645
Intracel Corp.
12.00%, Sr. Notes, 6/01/03                                                  2,000,000                  2,010,000
                                                                                                       7,619,645
HOTELS & GAMING -- 2.44%
Courtyard By Marriott II L.P.
10.75%, Sr. Secured Notes, 2/01/08                                          3,000,000                  3,131,250
Sam Houston Race Park Ltd.
11.75%, Sr. Notes, 7/15/99 &                                                  841,457                    340,790
Trump Atlantic City Funding, Inc.
11.25%, 1st Mortgage Notes, 5/01/06                                        10,900,000                 10,409,500
                                                                                                      13,881,540
INSURANCE -- 1.03%
Americo Life, Inc.
9.25%, Sr. Subordinated Notes, 6/01/05                                      6,000,000                  5,880,000
METALS & MINING -- 0.62%
Kaiser Aluminum & Chemical Corp.
10.875%, Sr. Notes, 10/15/06 #                                              3,500,000                  3,513,125
MISCELLANEOUS SERVICES -- 5.72%
Anacomp, Inc.
13.00%, Sr. Subordinated Notes, 6/04/02 &                                   7,000,000                  7,402,500
Coinstar, Inc.
0/13.00%, Units, 10/01/06 # $ (4)                                               8,700                  6,090,000
ICF Kaiser International, Inc.
13.00%, Units, 12/31/03 (5)                                                     9,254                  9,161,460
La Petite Holdings Corp.
9.625%, Sr. Secured Notes, 8/01/01                                          4,800,000                  4,776,000
Real Time Data
0/13.50%, Units, 8/15/06 # $ (6)                                                9,450                  5,150,250
                                                                                                      32,580,210
OIL & GAS -- 4.96%
Clark U.S.A., Inc.
10.875%, Sr. Notes, 12/01/05                                               10,000,000                 10,375,000
Crown Central Petroleum Corp.
10.875%, Sr. Notes, 2/01/05                                                 8,500,000                  8,670,000
TransAmerican Refining Corp.
0/18.00%, 1st Mortgage Discount Notes, 2/15/02 $                            3,000,000                  2,385,000
TransAmerican Refining Corp.
16.50/16.00%, 1st Mortgage Notes, 2/15/02 $                                 6,900,000                  6,796,500
                                                                                                      28,226,500
REAL ESTATE -- 2.09%
K-Mart Funding Corp.
8.80%, Secured Lease Bonds, 7/01/10                                         5,000,000                  4,403,150
Lehman ABS Corp.
8.145%, Pass-Through, 11/02/07                                              8,840,490                  7,470,214
                                                                                                      11,873,364

    NORTHSTAR HIGH TOTAL RETURN FUND
    PORTFOLIO OF INVESTMENTS
    OCTOBER 31, 1996


Security                                                       Principal Amount/Units                      Value
RETAIL -- 0.03%
Wherehouse Entertainment, Inc.
13.00%, Sr. Subordinated Notes, 8/01/02 *                                  $3,000,000               $    150,000
STEEL -- 1.25%
Bar Technologies Ltd.
13.50%, Company Guarantee, 4/01/01                                          7,000,000                  7,105,000
TELECOMMUNICATIONS -- 13.72%
American Communications Services, Inc.
0/13.00%, Sr. Discount Notes, 11/01/05 $                                   10,500,000                  5,906,250
Dial Call Communications, Inc.
0/12.25%, Sr. Discount Notes, 4/15/04 $                                    12,500,000                  8,468,750
Geotek Communications, Inc.
0/15.00%, Sr. Discount Notes, 7/15/05 $                                    10,900,000                  6,976,000
GST USA, Inc.
0/13.875%, Sr. Discount Notes, 12/15/05 $                                   5,975,000                  3,346,000
Hyperion Telecommunications, Inc.
0/13.00%, Sr. Discount Notes, 4/15/03 $                                    10,200,000                  5,992,500
ICG Holdings, Inc.
0/13.50%, Sr. Discount Notes, 9/15/05 $                                     7,000,000                  4,637,500
International Wireless Communication, Inc.
0%, Units, 8/15/01 # (7)                                                        6,000                  3,300,000
Nextlink Communications, Inc.
12.50%, Sr. Notes, 4/15/06                                                  6,000,000                  6,165,000
Pagemart Nationwide, Inc.
0/15.00%, Sr. Discount Notes, 2/01/05 $                                     5,850,000                  4,021,875
Paging Network, Inc.
10.00%, Sr. Subordinated Notes, 10/15/08 #                                 10,900,000                 10,845,500
Sygnet Wireless, Inc.
11.50%, Sr. Notes, 10/01/06                                                 5,000,000                  5,025,000
Telcom Technologies, Inc.
12.00%, Sr. Notes, 1/31/00 (2)                                              1,844,236                  1,853,457
Western Wireless Corp.
10.50%, Sr. Subordinated Notes, 2/01/07 #                                   3,000,000                  3,015,000
WinStar Communications, Inc.
0/14.00%, Sr. Discount Notes, 10/15/05 $                                   15,000,000                  8,550,000
                                                                                                      78,102,832
TRANSPORTATION -- 2.02%
Ameritruck Distribution Corp.
12.25%, Sr. Subordinated Notes, 11/15/05                                    2,000,000                  1,990,000
Burlington Motor Holdings, Inc.
11.50%, Sr. Subordinated Notes, 11/01/03 *                                  4,950,000                     49,500
Great Dane Holdings, Inc.
0/14.50%, Subordinated Debentures, 1/01/06 $                                6,250,000                  6,218,750
Great Dane Holdings, Inc.
12.75%, Sr. Subordinated Debentures, 8/01/01                                3,250,000                  3,217,500
                                                                                                      11,475,750

    NORTHSTAR HIGH TOTAL RETURN FUND
    PORTFOLIO OF INVESTMENTS
    OCTOBER 31, 1996
                                                (Northstar logo appears here)

Security                                                             Principal Amount                      Value
UTILITY -- 3.51%
CalEnergy Co., Inc.
9.50%, Sr. Notes, 9/15/06 #                                               $10,000,000               $ 10,250,000
CE Casecnan Water & Energy, Co.
11.95%, Sr. Secured Notes, 11/15/10 #                                       8,800,000                  9,702,000
                                                                                                      19,952,000
TOTAL DOMESTIC CORPORATE BONDS & NOTES                                                               327,190,782
FOREIGN BONDS & NOTES -- 18.60%
CABLE -- 3.18%
Austrialis Media Ltd.
0/14.00%, Units, 5/15/03 $ (8)                                                  2,000                  1,160,000
Multicanal Participacoes
12.625%, Sr. Notes, 6/18/04                                                 2,000,000                  2,140,000
Multicanal Participacoes
12.625%, Sr. Notes, 6/18/04 #                                               9,875,000                 10,566,250
Net Sat Servicos Ltda
12.75%, Sr. Secured Notes, 8/05/04 #                                        4,000,000                  4,250,000
                                                                                                      18,116,250
CONGLOMERATE/MANUFACTURING -- 0.95%
Cemex SA
12.75%, Guarantee Notes, 7/15/06 #                                          5,000,000                  5,406,250
FOREIGN GOVERNMENT -- 3.22%
Federal Republic of Brazil Capitalization Bonds
8.00%, Government Guarantee, 4/15/14 (9)                                   11,013,700                  7,599,453
Petroleos Mexicanos
7.75%, Company Guarantee, 10/29/99 #                                        5,000,000                  4,943,750
Republic of Venezuela
6.75%, Debentures, 12/18/07 (10)                                            7,000,000                  5,775,000
                                                                                                      18,318,203
METALS & MINING -- 0.37%
Royal Oak Mines, Inc.
11.00%, Sr. Subordinated Notes, 8/15/06 #                                   2,000,000                  2,085,000
PAPER -- 3.41%
APP International Finance Co.
11.75%, Guaranteed Secured Notes, 10/01/05                                  5,800,000                  6,032,000
Grupo Industrial Durango
12.00%, Notes, 7/15/01                                                      8,250,000                  8,507,813
Indah Kiat International Finance
12.50%, Secured Company Guarantee, 6/15/06                                  2,500,000                  2,700,000
Mallette, Inc.
12.25%, Sr. Secured Notes, 7/15/04                                          2,000,000                  2,180,000
                                                                                                      19,419,813

    NORTHSTAR HIGH TOTAL RETURN FUND
    PORTFOLIO OF INVESTMENTS
    OCTOBER 31, 1996


Security                                                             Principal Amount                      Value
TELECOMMUNICATIONS -- 4.63%
Clearnet Communications, Inc.
0/14.75%, Sr. Discount Notes, 12/15/05 $                                  $11,600,000               $  7,076,000
Occidente Y Caribe Celular SA
0/14.00%, Units, 3/15/04 # $ (11)                                              18,385                  9,238,463
Rogers Cablesystem of America
10.125%, Sr. Debentures, 9/01/12                                           10,000,000                 10,050,000
                                                                                                      26,364,463
TRANSPORTATION -- 0.90%
Sea Containers Ltd.
10.50%, Sr. Notes, 7/01/03                                                  5,000,000                  5,125,000
UTILITIES -- 1.94%
Invergas SA
12.50%, Notes, 12/16/99                                                     4,925,000                  5,257,438
Petersburg Long Distance, Inc.
0/14.00%, Units, 6/01/04 # $ (12)                                               7,000                  5,775,000
                                                                                                      11,032,438
TOTAL FOREIGN BONDS & NOTES                                                                          105,867,417
CONVERTIBLE CORPORATE BONDS -- 2.35%
HEALTHCARE -- 0.39%
Mediq, Inc.
7.50%, Subordinated Debentures, 7/15/03                                     2,500,000                  2,237,500
TELECOMMUNICATIONS -- 1.96%
GST Telecommunications, Inc.
0/13.875%, Sr. Subordinated Discount Notes, 12/15/05 # $                      650,000                    536,250
SA Telecommunications, Inc.
10.00%, Notes, 8/15/06 #                                                    8,500,000                  8,372,500
WinStar Communications, Inc.
0/14.00%, Sr. Subordinated Discount Notes, 10/15/05 $                       3,500,000                  2,248,750
                                                                                                      11,157,500
TOTAL CONVERTIBLE CORPORATE BONDS                                                                     13,395,000
TOTAL CORPORATE BONDS AND NOTES
(cost $445,352,920)                                                                                  446,453,199

    NORTHSTAR HIGH TOTAL RETURN FUND
    PORTFOLIO OF INVESTMENTS
    OCTOBER 31, 1996
                                                (Northstar logo appears here)

Security                                                                       Shares                      Value
DOMESTIC PREFERRED STOCK -- 6.34%
BROADCASTING/CABLE -- 3.47%
Benedek Communications Corp., 15.00% #                                         44,000               $  4,719,000
Chancellor Broadcasting Co., 12.25% # &                                        75,000                  8,250,000
Paxson Communication, Corp., 12.50% &                                           6,750                  6,766,875
                                                                                                      19,735,875
CABLE -- 1.12%
Cablevision Systems, 11.75% &                                                  66,067                  6,358,949
COMPUTER SERVICES -- 0.10%
Telos Corp., 12.00% &                                                         129,687                    599,802
HEALTHCARE -- 0.56%
Intracel Corp., 8.00% (2) (13)                                                212,675                  3,190,125
MISCELLANEOUS SERVICES -- 1.09%
La Petite Holdings, 12.125%                                                   174,200                  6,184,100
RETAIL -- 0.00%
Color Tile, Inc., 13.00%* @                                                    20,000                          0
TOTAL DOMESTIC PREFERRED STOCK
(cost $34,097,896)                                                                                    36,068,851
DOMESTIC COMMON STOCK -- 0.28% @
BROADCASTING -- 0.23%
EchoStar Communications Corp.                                                  40,050                  1,181,475
Pegasus Media & Communications, Inc.                                              440                    132,000
                                                                                                       1,313,475
HOTEL/GAMING -- 0.00%
Sam Houston Race Park Ltd.                                                        224                      1,232
PRINTING/PUBLISHING -- 0.03%
Affiliated Newspaper Investments, Inc.                                          2,500                    150,000
RETAIL -- 0.02%
Thrifty Payless Holdings, Inc.                                                  5,700                    121,838
TOTAL DOMESTIC COMMON STOCK
(cost $101,120)                                                                                        1,586,545
DOMESTIC WARRANTS -- 1.23% @
AEROSPACE -- 0.00%
Sabreliner Corp. (expires 4/15/03)                                              2,450                     12,250
BROADCASTING/CABLE -- 0.23%
Benedek Communications Corp. (expires 7/01/07)                                 44,000                    319,000
Spanish Broadcasting Systems, Inc. (expires 6/30/99)                            5,000                    962,500
                                                                                                       1,281,500
CABLE -- 0.08%
American Telecasting, Inc. (expires 8/10/00)                                    4,000                     60,000
Heartland Wireless Communications, Inc. (expires 4/97)                         46,402                    394,417
Wireless One, Inc. (expires 10/15/03)                                           1,500                      7,500
                                                                                                         461,917

    NORTHSTAR HIGH TOTAL RETURN FUND
    PORTFOLIO OF INVESTMENTS
    OCTOBER 31, 1996

Security                                                                       Shares                      Value
CONSUMER PRODUCTS -- 0.16%
Chattem, Inc. (expires 6/17/99) #                                               1,300               $     26,325
Source Media, Inc. (expires 6/23/00)                                          500,000                    906,000
                                                                                                         932,325
FINANCE -- 0.08%
Central Rents, Inc. (expires 2003)                                              7,150                    429,000
GROCERY -- 0.00%
Dairy Mart Convenience Stores, Inc. (expires 12/12/01)                         23,632                     23,632
HEALTHCARE -- 0.08%
Intracel Corp. (expires 12/31/00)                                             173,547                    455,561
PAPER -- 0.07%
SD Warren Co. (expires 1/01/00)                                                80,000                    400,000
STEEL -- 0.09%
Bar Technologies Ltd. (expires 4/01/01)                                         7,000                    420,000
Gulf States Steel, Inc. (expires 4/15/03)                                       5,010                     27,555
Sheffield Steel Corp. (expires 11/01/01)                                       12,500                     40,625
                                                                                                         488,180
TELECOMMUNICATION -- 0.44%
American Communications Services, Inc. (expires 11/01/05)                      14,500                  1,160,000
Cellular Communications, Inc. (expires 8/15/03)                                 6,250                     37,500
Clearnet Communications, Inc. (expires 9/15/05)                                38,280                    325,380
Geotek Communications, Inc. (expires 2005)                                    177,000                    442,500
Hyperion Telecommunications, Inc. (expires 4/15/01)                            10,200                    459,000
Intelcom Group, Inc. (expires 8/03/05)                                          6,600                    102,300
Telecom Technologies, Inc. (expires 2/18/97 -- 1/31/01)                     1,544,378                          0
                                                                                                       2,526,680
TRANSPORTATION -- 0.00%
CHC Helicopter Corp. (expires 12/15/00)                                         2,000                      1,000
TOTAL DOMESTIC WARRANTS
(cost $2,483,596)                                                                                      7,012,045
TOTAL INVESTMENT SECURITIES -- 86.31%
(cost $482,035,532)                                                                                  491,120,640

    NORTHSTAR HIGH TOTAL RETURN FUND
    PORTFOLIO OF INVESTMENTS
    OCTOBER 31, 1996
                                                (Northstar logo appears here)

Security                                                             Principal Amount                      Value
REPURCHASE AGREEMENT -- 11.45%
Agreement with Bear Stearns bearing interest at 5.47%
dated 10/31/96, to be repurchased 11/01/96 in the amount
of $65,166,978 and collateralized by $28,655,000 U.S.
Treasury STRIPS, due 2/15/05, $50,000,000 U.S. Treasury
STRIPS, due 2/15/06, $14,830,000 U.S. Treasury STRIPS, due
8/15/08, $32,175,000 U.S. Treasury STRIPS, due 11/15/08,
and $45,000 U.S. Treasury STRIPS, due 11/15/14, and
$997,800 U.S. Treasury STRIPS, due 5/15/10, value
$66,468,195 (cost $65,157,077)                                            $65,157,077               $ 65,157,077
OTHER ASSETS LESS LIABILITIES -- 2.24%                                                                12,721,459
NET ASSETS -- 100.00%                                                                               $568,999,176

#   Sale restricted to qualified institutional investors.
$   Step bond.
&   Payment-in-kind security.
*   Bankrupt security.
@  Non-income producing security.
(1) Unit consists of $4,000 par value Sr. Discount Notes, 11.375% due 3/01/06 and 1.1 shares of common stock.
(2)  Private placement.
(3) Collateralized by 5,198,065 shares Cableshare, Inc. -- Class A; 2,055,370 shares Cableshare, Inc. -- Class B; 1,000 shares Ontario, Inc. and 10 shares IT Network, Inc.
(4) Unit consists of $1,000 par value Sr. Discount Notes, 13.00% due 10/01/06 and 1 warrant.
(5) Unit consists of $1,000 par value Sr. Subordinated Notes, 13.00% due 12/31/03 and 4.8 warrants.
(6) Unit consists of $1,000 par value Sr. Discount Notes, 13.50% due 8/15/06 and 1 warrant.
(7) Unit consists of $1,000 par value Sr. Secured Discount Notes, 0% due 8/15/01 and 1 warrant.
(8) Unit consists of $1,000 par value Sr. Subordinated Discount Notes, 14.00% due 5/15/03 and 1 warrant.
(9)  Interest paid partial cash/partial capitalization.
(10) Floating Rate Bond. Rate as of October 31, 1996.
(11) Unit consists of $1,000 par value Sr. Discount Notes, 14.00% due 3/15/04 and 4 warrants.
(12) Unit consists of $1,000 par value Sr. Discount Notes, 14.00% due 6/01/04 and 1 warrant.
(13) Convertible security.

See accompanying notes to financial statements.

    NORTHSTAR TRUST
    STATEMENT OF ASSETS AND LIABILITIES
    OCTOBER 31, 1996

                                                                                   Northstar             Northstar
                                                                                  Income and            High Total
                                                                                 Growth Fund           Return Fund
ASSETS:
Investments in securities, at value (cost $193,380,271 and $482,035,532,
  respectively)                                                                 $207,573,505          $491,120,640
Repurchase agreements                                                             13,386,270            65,157,077
Receivable for investments sold                                                    4,484,133                     0
Dividends and interest receivable                                                    719,159             8,885,392
Receivable for shares of beneficial interest sold                                    213,528             8,646,383
Prepaid expenses                                                                      34,437                36,655
      Total Assets                                                               226,411,032           573,846,147
LIABILITIES:
Payable for investments purchased                                                  6,862,420             2,450,000
Payable for shares of beneficial interest reacquired                               2,325,752             1,308,341
Investment advisory fee payable                                                      138,692               332,607
Distribution fee payable                                                             133,511               364,136
Transfer agent fee payable                                                            33,226                91,164
Administrative services fee payable                                                   18,492                46,284
Accounting fee payable                                                                13,115                44,692
Registration fee payable                                                               3,320               114,720
Accrued expenses                                                                      51,702                95,027
      Total Liabilities                                                            9,580,230             4,846,971
NET ASSETS                                                                      $216,830,802          $568,999,176
NET ASSETS WERE COMPOSED OF:
Capital paid in for shares of beneficial interest, $.01 par value outstanding
  (unlimited shares authorized)                                                 $180,525,710          $559,243,245
Undistributed net investment income                                                  143,023                     0
Accumulated net realized gain on investments                                      21,968,835               670,823
Net unrealized appreciation of investments                                        14,193,234             9,085,108
      Net Assets                                                                $216,830,802          $568,999,176
CLASS A:
Net Assets                                                                      $ 85,249,897          $167,698,067
Shares outstanding                                                                 7,011,851            35,109,861
Net asset value and redemption value per share (net assets/shares
  outstanding)                                                                  $      12.16          $       4.78
Maximum offering price per share (net asset value plus sales charge of 4.75%
  of offering price)                                                            $      12.77          $       5.02
CLASS B:
Net Assets                                                                      $ 71,123,120          $346,918,732
Shares outstanding                                                                 5,862,555            72,690,041
Net asset value and offering price per share                                    $      12.13          $       4.77
CLASS C:
Net Assets                                                                      $ 60,457,785          $ 54,382,377
Shares outstanding                                                                 4,988,722            11,347,248
Net asset value and offering price per share                                    $      12.12          $       4.79

See accompanying notes to financial statements.

    NORTHSTAR TRUST
    STATEMENT OF OPERATIONS
    FOR THE YEAR ENDED OCTOBER 31, 1996
                                                (Northstar logo appears here)

                                                                                   Northstar            Northstar
                                                                                  Income and           High Total
                                                                                 Growth Fund          Return Fund
INVESTMENT INCOME:
Dividends (net of withholding tax of $16,867 on Income and Growth Fund)          $ 4,219,973          $   157,750
Interest                                                                           4,658,700           40,786,080
Total investment income                                                            8,878,673           40,943,830
EXPENSES:
Investment advisory and management fees                                            1,548,967            2,639,662
Distribution fees:
Class A                                                                              242,908              382,172
Class B                                                                              671,688            2,028,952
Class C                                                                              583,907              296,918
Transfer agent fees and expenses:
Class A                                                                              138,245              231,421
Class B                                                                              137,683              404,856
Class C                                                                               86,510               58,639
Administrative services fees                                                         242,294              418,963
Fund accounting fees                                                                 165,223              287,982
Custodian fees and expenses                                                           36,890               70,773
Printing and postage expenses                                                         34,073               55,570
Registration fees                                                                     31,939              143,237
Audit expenses                                                                        27,913               31,879
Trustee expenses                                                                      19,969               20,004
Miscellaneous expenses                                                                62,450               52,537
      Total expenses                                                               4,030,659            7,123,565
Net investment income                                                              4,848,014           33,820,265
REALIZED AND UNREALIZED GAIN ON INVESTMENTS:
Net realized gain on investments                                                  23,384,520            6,942,609
Net realized loss on foreign currency                                                    (63)                   0
Net unrealized appreciation (depreciation) of investments                           (354,693)          12,167,393
Net realized and unrealized gain on investments                                   23,029,764           19,110,002
INCREASE IN NET ASSETS RESULTING FROM OPERATIONS                                 $27,877,778          $52,930,267

See accompanying notes to financial statements.

    NORTHSTAR TRUST
    STATEMENT OF CHANGES IN NET ASSETS

                                                                   Northstar                         Northstar
                                                             Income and Growth Fund            High Total Return Fund
                                                         For the year     For the year     For the year     For the year
                                                             ended            ended            ended            ended
                                                          October 31,      October 31,      October 31,      October 31,
                                                             1996             1995             1996             1995
FROM OPERATIONS:
Net investment income                                    $   4,848,014    $   4,652,135    $  33,820,265    $  13,258,203
Net realized gain (loss) on investments                     23,384,520       (1,378,420)       6,942,609       (2,572,908)
Net realized loss on foreign currency                              (63)         (38,505)               0                0
Net change in unrealized appreciation (depreciation)
  of investments                                              (354,693)      16,414,821       12,167,393        4,695,216
      Increase in net assets resulting from operations      27,877,778       19,650,031       52,930,267       15,380,511
FROM DIVIDENDS TO SHAREHOLDERS:
  Net investment income:
    Class A                                                 (2,181,639)      (2,390,482)     (13,178,032)      (7,078,564)
    Class B                                                 (1,332,583)      (1,286,761)     (19,778,603)      (5,602,745)
    Class C                                                 (1,190,706)        (885,802)      (2,906,227)        (544,101)
                                                            (4,704,928)      (4,563,045)     (35,862,862)     (13,225,410)
FROM CAPITAL SHARE TRANSACTIONS:
  Net proceeds from sale of shares                          32,261,734       79,489,052      387,483,470      128,604,858
  Net asset value of shares issued to shareholders in
    reinvestment of dividends                                3,175,945        2,970,631       12,475,223        5,240,098
                                                            35,437,679       82,459,683      399,958,693      133,844,956
  Cost of shares redeemed                                  (31,818,353)     (22,320,893)     (43,950,880)     (19,082,236)
Net increase in net assets derived from capital share
  transactions                                               3,619,326       60,138,790      356,007,813      114,762,720
Net increase in net assets                                  26,792,176       75,225,776      373,075,218      116,917,821

NET ASSETS:
Beginning of period                                        190,038,626      114,812,850      195,923,958       79,006,137
End of period (including undistributed
  (overdistributed) net investment income for October
  31, 1996 and October 31, 1995 of $507,445, $364,359
  and ($1,852,576), $190,021, respectively)              $ 216,830,802    $ 190,038,626    $ 568,999,176    $ 195,923,958

See accompanying notes to financial statements.

    NORTHSTAR TRUST
    FINANCIAL HIGHLIGHTS
    SELECTED DATA FOR A SHARE OF BENEFICIAL INTEREST OUTSTANDING THROUGHOUT EACH PERIOD

                                                (Northstar logo appears here)

                                            Net realized                     Dividends       Net                    Net
               Net Asset                    & unrealized                      declared      Asset                 Assets,
                Value,          Net         gain (loss)      Total from       from net      Value,                 end of
  Period       beginning     investment          on          investment      investment     end of     Total       period
  ended        of period       income       investments      operations        income       period     Return     (000's)

                                             Income and Growth Fund, Class A
  11/08/93-
  10/31/94      $ 10.00        $ 0.30          ($0.05)         $  0.25         ($0.25)      $10.00       2.48%     $72,223
  10/31/95        10.00          0.35            0.84             1.19          (0.33)       10.86      13.19       76,031
  10/31/96        10.86          0.32            1.29             1.61          (0.31)       12.16      14.48       85,250
                                             Income and Growth Fund, Class B
   2/09/94-
  10/31/94        10.64          0.20           (0.65)           (0.45)         (0.20)        9.99      (4.20)      37,767
  10/31/95         9.99          0.27            0.85             1.12          (0.27)       10.84      12.31       60,347
  10/31/96        10.84          0.24            1.28             1.52          (0.23)       12.13      13.60       71,123
                                             Income and Growth Fund, Class C
   3/21/94-
  10/31/94        10.37          0.20           (0.38)           (0.18)         (0.20)        9.99      (1.75)       4,823
  10/31/95         9.99          0.27            0.85             1.12          (0.28)       10.83      12.33       53,661
  10/31/96        10.83          0.24            1.28             1.52          (0.23)       12.12      13.68       60,458
                                             High Total Return Fund, Class A
  11/08/93-
  10/31/94         5.00          0.41           (0.60)           (0.19)         (0.40)        4.41      (4.11)      50,797
  10/31/95         4.41          0.48            0.07             0.55          (0.48)        4.48      13.02       88,552
  10/31/96         4.48          0.46            0.32             0.78          (0.48)        4.78      18.14      167,698
                                             High Total Return Fund, Class B
   2/09/94-
  10/31/94         5.20          0.33           (0.80)           (0.47)         (0.32)        4.41      (9.30)      25,880
  10/31/95         4.41          0.45            0.06             0.51          (0.45)        4.47      11.97       96,362
  10/31/96         4.47          0.43            0.32             0.75          (0.45)        4.77      17.08      346,919
                                             High Total Return Fund, Class C
   3/21/94-
  10/31/94         5.06          0.26           (0.65)           (0.39)         (0.26)        4.41      (7.21)       2,330
  10/31/95         4.41          0.44            0.09             0.53          (0.45)        4.49      12.44       11,011
  10/31/96         4.49          0.43            0.32             0.75          (0.45)        4.79      17.28       54,382

            Ratio of                        Ratio of
               to           expense        investment
            average      reimbursement     income to                      Average
  Period      net         to average        average       Portfolio     Commissions
  ended      assets       net assets       net assets     turnover       Per Share

  11/08/93
  10/31/94    1.50%           0.47%            3.73%          26%             --
  10/31/95    1.51              --             3.39           91              --
  10/31/96    1.52              --             2.78          147           $0.06

   2/09/94
  10/31/94    2.20            0.16             3.00           26              --
  10/31/95    2.23              --             2.66           91              --
  10/31/96    2.26              --             2.04          147            0.06

   3/21/94
  10/31/94    2.20            0.06             2.87           26              --
  10/31/95    2.22              --             2.67           91              --
  10/31/96    2.20              --             2.10          147            0.06

  11/08/93
  10/31/94    1.50            0.99            10.09          163              --
  10/31/95    1.55              --            10.90          145              --
  10/31/96    1.52              --             9.86          158              --

   2/09/94
  10/31/94    2.20            0.20             9.72          163              --
  10/31/95    2.25              --            10.20          145              --
  10/31/96    2.23              --             9.14          158              --

   3/21/94
  10/31/94    2.20            0.11             9.46          163              --
  10/31/95    2.27              --            10.18          145              --
  10/31/96    2.23              --             9.14          158              --

See accompanying notes to financial statements.

    NORTHSTAR TRUST
    NOTES TO FINANCIAL STATEMENTS -- OCTOBER 31, 1996

NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
    Organization -- The Northstar Trust (formerly Northstar Advantage Trust), a business trust, was organized under the laws of the Commonwealth of Massachusetts on August 18, 1993, and is registered under the Investment Company Act of 1940 as a diversified open-end management investment company. The names of each of the two investment series which comprise the Trust (the "Funds") and their respective investment objectives are set forth below. Each Fund commenced its public offering of Class A shares on November 8, 1993. The Class B and Class C share offerings commenced on February 9, 1994 and March 21, 1994, respectively.
    NORTHSTAR INCOME AND GROWTH FUND ("Income and Growth Fund") (formerly Northstar Advantage Income and Growth Fund) is a diversified portfolio with the investment objective of current income balanced with the objective of achieving capital appreciation. The Fund seeks to achieve its objective through investments in a diversified group of securities selected for their prospects of current yield and capital appreciation.
    NORTHSTAR HIGH TOTAL RETURN FUND ("Total Return Fund") (formerly Northstar Advantage High Total Return Fund) is a diversified portfolio whose investment objective is to seek high income. The Fund invests primarily in a diversified group of fixed income securities which are selected for high income, including lower rated fixed income securities, convertible securities, securities issued by U.S. companies in foreign currencies, and securities issued by foreign governments and companies.
    Security Valuation -- Equity securities are valued at the closing sale prices reported on recognized securities exchanges or lacking any sales, at the last available bid price. Prices of long-term debt securities are valued on the basis of last reported sales price, or if no sales are reported, the value is determined based upon the mean of representative quoted bid or asked prices for such securities, or, if such prices are not available, at prices provided by market makers, or at prices for securities of comparable maturity, quality and type. Short-term debt instruments with remaining maturities of less than 60 days are valued at amortized cost, unless the Trustees determine that amortized cost does not reflect the fair value of such obligations. Securities for which market quotations are not readily available are valued at fair value determined in good faith by or under direction of the Trustees of the Trust. The books and records of the Funds are maintained in U.S. dollars. Securities quoted in foreign currencies are translated into U.S. dollars based on the prevailing exchange rates on that day. The Adviser uses independent pricing services to price the Funds' securities.
    Management's Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date(s) of financial statements and the reported amounts of income and expenses during the reporting period(s). Actual results could differ from those estimates.
    Security Transactions, Investment Income and Expenses -- Security transactions are recorded on the trade date. Realized gains or losses on sales of investments are calculated on the identified cost basis. Interest income is recorded on the accrual basis except when collection is not expected; discounts are accrued, and premiums amortized to par at maturity; dividend income is recorded on the ex-dividend dates. Income, expenses (except class specific expenses), and realized/unrealized gains/losses, are allocated proportionately to each class of shares based upon the relative net asset value of outstanding shares.
    Distributions to shareholders -- Dividends from net investment income are declared and paid monthly by the Total Return Fund, and declared and paid quarterly by the Income and Growth Fund. Distributions of net realized capital gains, if any, are declared annually; however, to the extent that a net realized capital gain can be reduced by a capital loss carryover, such gain will not be distributed.
    The Funds may periodically make reclassifications among certain of their capital accounts as a result of the timing and characterization of certain income and capital gains distributions determined annually in accordance with federal tax regulation which may differ from generally accepted accounting principles. As of October 31, 1996, the following amounts have been reclassified from undistributed net investment income to accumulated net realized gain on investments and paid-in-capital:

                                 ACCUMULATED
                  UNDISTRIBUTED      NET
                       NET        REALIZED
                   INVESTMENT      GAIN ON
                     INCOME      INVESTMENTS  PAID-IN-CAPITAL
Income and Growth
  Fund               (364,422)      389,131       (24,709)
Total Return Fund   1,852,576    (1,852,576 )

    These restatements did not affect net investment income, net realized gain on investments, or net assets for the year ended October 31, 1996.
    Foreign Currency -- The Fund isolates that portion of the results of operations resulting from changes in foreign exchange rates on investments from the fluctuations arising from changes in market prices of securities held.
    Net realized gain (loss) on foreign currency transactions represents the foreign exchange:
    (1) gains and losses from the sale of holdings of foreign currencies, (2) gains and losses between trade date and settlement date on investment securities transactions and forward exchange contracts, and (3) gains and losses from the difference between amounts of interest and dividends recorded and the amounts actually received.
    Forward Foreign Currency Contracts and Options and Futures -- The Funds may enter into forward foreign currency contracts ("contracts") to purchase or sell securities at a specified rate at a future date. The Funds may enter into these contracts solely for hedging purposes.
    The Funds write and purchase put and call options on foreign currencies. The premium paid by the Funds for the purchase

    NORTHSTAR TRUST
    NOTES TO FINANCIAL STATEMENTS -- OCTOBER 31, 1996
                                                (Northstar logo appears here)

of a call or put option is recorded as an investment and subsequently "marked-to-market" to reflect the current market value of the option. If an option which the Funds have purchased expires on the stipulated expiration date, the Funds realize a loss in the amount of the cost of the option.
    The amount of potential gain or loss to the Funds upon exercise of a written call option is the value (in U.S. dollars) of the currency sold, less the value of the U.S. dollars received in exchange. The amount of potential gain or loss to the Funds upon exercise of a written put option is the value (in U.S. dollars) of the currency received, less the value of the U.S. dollars paid in exchange.
    Risks may arise upon entering these contracts from the potential inability of counterparties to meet the terms of their contract and from unanticipated movement in the value of a foreign currency relative to the U.S. dollar.
    Initial margin deposits made upon entering into futures contracts are recognized as assets due from the broker (the Fund's agent in acquiring the futures position). During the period the futures contract is open, changes in the value of the contract are recognized as unrealized gains or losses by "marking-to-market" on a daily basis to reflect the market value of the contract at the end of each day's trading.
    Variation margin payments are received or made, depending upon whether unrealized gains or losses are incurred. When the contract is closed, the Fund records a realized gain or loss equal to the difference between the proceeds from (or cost of) the closing transaction and the Fund's basis in the contract.
    Repurchase Agreements -- The Funds' Custodian takes possession of collateral pledged for investments in repurchase agreements. The underlying collateral is valued daily on a mark-to-market basis to assure that the value, including accrued interest, is at least equal to the repurchase price. In the event of default of the obligation to repurchase, the Funds have the right to liquidate the collateral and apply the proceeds in satisfaction of the obligation. If the seller defaults and the value of the collateral declines or if bankruptcy proceedings are commenced with respect to the seller of the security, realization of the collateral by the Funds' may be delayed or limited.
    Federal Income Taxes -- The Trust intends to comply with the special provisions of the Internal Revenue Code available to investment companies and to distribute all of the taxable net income to their respective shareholders. Therefore, no Federal income tax provision or excise tax provision is required.
    Organization Costs -- Costs incurred by the Trust in connection with its organization of each Fund have been deferred and are being amortized over a period of five years from the date the Fund's commenced operations. Each Fund offers three classes of shares.
NOTE 2. INVESTMENT ADVISER, ADMINISTRATOR AND DISTRIBUTOR
    NWNL Northstar, Inc. (and its wholly owned operating subsidiaries, Northstar Investment Management Corp., Northstar Distributors, Inc. and Northstar Administrators Corp.) is an 80% owned subsidiary of Reliastar Financial Corp. Northstar Investment Management Corp. (the "Adviser") serves as each Fund's investment adviser. Each Fund pays the Adviser an investment advisory fee calculated at an annual rate of 0.75% on the first $250,000,000 of aggregate average daily net assets; 0.70% on the next $250,000,000 of such assets; 0.65% on the next $250,000,000 of such assets; 0.60% on the next $250,000,000 of such assets; and 0.55% on the remaining aggregate daily net assets of each Fund in excess of $1 billion. For the twelve months ended October 31, 1996, the Adviser earned $4,188,629 in investment advisory fees. Northstar Administrators Corp. (the "Administrator"), an affiliate of the Adviser, serves as each Fund's administrator. The Funds pay the Administrator a fee calculated at an annual rate of 0.10% of each Fund's average daily net assets, and an annual shareholder account servicing fee of $5.00, payable semi-annually, for each account of beneficial owners of shares. For the twelve months ended October 31, 1996, the Administrator earned $661,257 in administrative and account servicing fees. Northstar Distributors, Inc. (the "Distributor"), an affiliate of the Adviser and the Administrator, is the distributor of each Fund's shares. Under separate Plans of Distribution pertaining to Class A, Class B, and Class C shares, the Trust pays the Distributor monthly service fees at an annual rate of 0.25% of the average daily net assets in the case of Class A, Class B and Class C shares, and monthly distribution fees at the annual rate of 0.05% of the average daily net assets of Class A shares, and 0.75% of the average daily net assets of Class B and Class C shares. At October 31, 1996 the Trust owed the Distributor $497,647 in service and distribution fees. The Distributor also receives the proceeds of the initial sales charges paid by shareholders upon the purchase of Class A shares, and the contingent deferred sales charge paid by shareholders upon certain redemptions of Class A, Class B and Class C shares. For the twelve months ended October 31, 1996, the Distributor earned the following amounts in sales charges:

                               CLASS A    CLASS B    CLASS C
                                SHARES     SHARES    SHARES
Initial Sales Charges          $578,663        N/A       N/A
Contingent Deferred Sales
  Charges                      $    N/A   $682,146   $26,417

NOTE 3. PURCHASES AND SALES OF INVESTMENT SECURITIES
    The aggregate cost of purchases and proceeds from sales of investments (excluding short-term investments) for the twelve months ended October 31, 1996, were as follows:

                                INCOME AND    TOTAL RETURN
                               GROWTH FUND        FUND
Aggregate Purchases            $300,335,582   $811,562,180
Aggregate Sales                $290,807,566   $539,337,900

    NORTHSTAR TRUST
    NOTES TO FINANCIAL STATEMENTS -- OCTOBER 31, 1996

    U.S. Government Securities included on the previous page were as follows:

                               INCOME AND     TOTAL RETURN
                              GROWTH FUND         FUND
Aggregate Purchases           $         --    $         --
Aggregate Sales               $ 40,167,232    $         --

NOTE 4. PORTFOLIO SECURITIES (TAX BASIS)
    The cost of securities for federal income tax purposes and the aggregate appreciation and depreciation of securities at October 31, 1996 were as follows:

                                INCOME AND    TOTAL RETURN
                               GROWTH FUND        FUND
Cost (tax basis)               $193,499,596   $482,125,566
Appreciated Securities          20,372,548     21,459,681
Depreciated Securities          (6,298,639 )  (12,464,607 )
Net unrealized
  appreciation/depreciation    $14,073,909    $ 8,995,074

NOTE 5. CAPITAL SHARE TRANSACTIONS
    Transactions in capital shares of each Fund for the twelve months ended October 31, 1996, were as follows:

                               INCOME AND    TOTAL RETURN
I. CLASS A                     GROWTH FUND       FUND
Shares sold                     1,198,735     19,103,809
Reinvested dividends              107,624      1,198,552
Shares redeemed                (1,296,115 )   (4,968,565 )
Net increase                       10,244     15,333,796

                               INCOME AND    TOTAL RETURN
II. CLASS B                    GROWTH FUND       FUND
Shares sold                     1,141,776     53,275,516
Reinvested dividends               67,273      1,254,865
Shares redeemed                  (914,164 )   (3,380,239 )
Net increase                      294,885     51,150,142

                               INCOME AND    TOTAL RETURN
III. CLASS C                   GROWTH FUND       FUND
Shares sold                       479,099      9,644,386
Reinvested dividends              100,714        195,560
Shares redeemed                  (546,984 )     (944,003 )
Net increase                       32,829      8,895,943

    Transactions in capital shares of each Fund for the twelve months ended October 31, 1995, were as follows:

                               INCOME AND    TOTAL RETURN
I. CLASS A                     GROWTH FUND       FUND
Shares sold                     1,096,176     10,429,281
Reinvested dividends              135,106        737,521
Shares redeemed                (1,453,383 )   (2,896,286 )
Net increase (decrease)          (222,101 )    8,270,516

                               INCOME AND    TOTAL RETURN
II. CLASS B                    GROWTH FUND       FUND
Shares sold                     2,311,816     16,531,155
Reinvested dividends               72,181        397,287
Shares redeemed                  (597,155 )   (1,252,934 )
Net increase                    1,786,842     15,675,508

                               INCOME AND    TOTAL RETURN
III. CLASS C                   GROWTH FUND       FUND
Shares sold                     4,511,380      2,002,533
Reinvested dividends               82,927         52,744
Shares redeemed                  (121,341 )     (131,827 )
Net increase                    4,472,966      1,923,450

NOTE 6. CREDIT RISK AND DEFAULTED SECURITIES
    Although the Funds have a diversified portfolio, the Total Return Fund had 77.15% of its portfolio invested in lower rated and comparable quality unrated high yield securities. Investments in higher yield securities are accompanied by a greater degree of credit risk and such lower rated securities tend to be more sensitive to economic conditions than higher rated securities. The risk of loss due to default by the issuer may be significantly greater for the holders of high yielding securities, because such securities are generally unsecured and are often subordinated to other creditors of the issuer. At October 31, 1996, the Total Return Fund held Burlington Motor Holdings, Inc., Color Tile, Inc., and Wherehouse Entertainment, Inc., securities in bankruptcy. The aggregate value of these securities represented $199,500 or 0.04% of the Total Return Fund's assets.
    For financial reporting purposes, it is each Fund's accounting practice to discontinue accrual of income and provide an estimate for probable losses due to unpaid interest income on defaulted bonds for the current reporting period.

NOTE 7. SECURITY LOANS
    Each Fund may lend its securities to brokers, dealers and other financial institutions in amounts up to one third of the value of its total assets. The loans are fully collateralized at all times by cash or liquid high grade securities. As with other extensions of credit, each Fund may bear the risk of delay in recovery or even loss of rights in the collateral should the borrower of the securities fail financially. The Funds receive compensation for lending its securities in the form of fees or from all or a portion of the income from investment of the collateral. The Funds also continue to earn income on the securities loaned. At October 31, 1996, the Funds did not have any securities on loan.

    NORTHSTAR TRUST
    REPORT OF INDEPENDENT ACCOUNTANTS
                                                (Northstar logo appears here)

To the Shareholders and Trustees of
Northstar Trust:

    We have audited the accompanying statement of assets and liabilities of the Northstar Trust (formerly Northstar Advantage Trust), comprising the Northstar Income and Growth Fund (formerly Northstar Advantage Income and Growth Fund) and Northstar High Total Return Fund (formerly Northstar Advantage High Total Return
Fund) (collectively, the "Funds"), including the portfolios of investments, as of October 31, 1996, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended, and the financial highlights for each period presented. These financial statements and financial highlights are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of October 31, 1996, by correspondence with the custodian and brokers. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of each of the respective Funds constituting the Northstar Trust as of October 31, 1996, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended, and the financial highlights for each of the periods referred to above, in conformity with generally accepted accounting principles.

Coopers & Lybrand L.L.P.

New York, New York
December 6, 1996